EXHIBIT 1

Joint Filing Agreement Pursuant to Rule 13d-1

This agreement is made pursuant to Rule 13d-l(k)(1) under the Securities Exchange Act of 1934, as amended (the "Act") by and among the parties listed below, each referenced to herein as a "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the rules thereunder may be filed on each of his, her or its behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1(k).

Dated: August 6, 2024

DELLORA INVESTMENTS MASTER FUND LP

By: Dellora Investments Fund GP LLC, its General Partner

By: /s/ Kevin Pyun

Name: Kevin Pyun

Title: Principal

DELLORA INVESTMENTS LP

By: Dellora Investments GP LLC, its General Partner

By: /s/ Kevin Pyun

Name: Kevin Pyun

Title: Principal

KEVIN PYUN

By: /s/ Kevin Pyun